UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2010

M/I HOMES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-12434	31-1210837
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3 Easton Oval, Suite 500, Columbus, Ohio	43219
(Address of principal executive offices)	(Zip Code)

(614) 418-8000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On November 12, 2010, M/I Homes, Inc. (the “Company”) completed its offering of $200 million aggregate principal amount of 8.625% Senior Notes due 2018.  The notes were issued at a price of 98.587% of their face value to yield 8.875%.  The notes were sold only to qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and certain investors pursuant to Regulation S under the Securities Act.

The offering was consummated pursuant to the terms of a purchase agreement dated as of October 28, 2010, by among the Company, as issuer, certain subsidiaries of the Company, as guarantors (the “Guarantors”), and Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as representatives of the initial purchasers of the notes.

The Company used the net proceeds from the sale of the notes to fund its purchase of its outstanding 6.875% Senior Notes due 2012 (the “2012 Notes”) in its previously announced cash tender offer for any and all of the 2012 Notes and to pay related fees and expenses.  The Company will use the remainder of the net proceeds from the sale of the notes for general corporate purposes.

The notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

Indenture

The notes were issued under an indenture, dated as of November 12, 2010, by and among the Company, the Guarantors and U.S. Bank National Association, as trustee.  The notes are fully and unconditionally guaranteed by all of the Company’s subsidiaries that, as of the date of issuance of the notes, are guarantors under the Company’s homebuilding revolving credit facility.  The notes and the guarantees of the notes are unsecured senior obligations of the Company and the Guarantors.

The indenture and the form of note, which is attached as an exhibit to the indenture, provide, among other things, that the notes will bear interest at 8.625% per year (payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2011), and will mature on November 15, 2018.  The Company may redeem the notes, in whole or in part, at any time prior to November 15, 2014 at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest to the date of redemption, if any, plus a “make-whole” amount set forth in the indenture.  On or after November 15, 2014, the Company may redeem the notes, in whole or in part, at the redemption prices set forth in the indenture.  In addition, at any time prior to November 15, 2013, the Company may redeem up to 35% of the notes with the net cash proceeds of one or more qualified equity offerings at a redemption price equal to 108.625% of the principal amount of the notes, plus accrued and unpaid interest to the date of redemption, if any, subject to the terms of the indenture.  Following a change of control, as described in the indenture, the Company will be required to make an offer to purchase all of the notes at a purchase price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to the date of repurchase, if any.

The indenture contains covenants that limit the ability of the Company and the Restricted Subsidiaries (as defined in the indenture) to, among other things:  (i) incur additional indebtedness or liens; (ii) pay dividends or make other distributions or repurchase or redeem the Company’s stock or other equity interests; (iii) make investments; (iv) sell assets; (v) create or permit restrictions on the ability of the Restricted Subsidiaries to pay dividends or make other distributions to the Company; (vi) engage in transactions with affiliates; and (vii) consolidate or merge with or into other companies, liquidate or sell all or substantially all of the Company’s assets.  These covenants are subject to important exceptions and qualifications as described in the indenture.  If the notes receive an investment grade rating from both Standard & Poor’s Rating Service and Moody’s Investors Service, Inc., and no default has occurred and is continuing under the indenture, certain of these covenants will no longer apply.

The notes and the indenture contain customary events of default, including, without limitation:  (i) failure to pay principal on the notes when due; (ii) failure to pay interest on the notes for 30 days after becoming due; (iii) failure to comply with certain agreements, covenants or obligations contained in the indenture for a period of 60 days; (iv) defaults under any mortgage, indenture or other instrument or agreement that results in the acceleration of $25 million or more of certain other indebtedness; (v) certain judgments in excess of $25 million that have not been satisfied, stayed, annulled or rescinded within 60 days of being entered; (vi) certain bankruptcy events; and (vii) any guarantee of a significant subsidiary ceases to be in full force and effect, or any Guarantor denies its liability under its guarantee, in each case, other than in accordance with the terms of the indenture and such guarantee.
Affiliates of one or more of the initial purchasers serve as agents and/or lenders under the Company’s homebuilding revolving credit facility, the Company’s homebuilding letter of credit facilities and the revolving credit facility of the Company’s financial services segment.  In addition, certain of the initial purchasers and their affiliates are holders of the 2012 Notes and, as such, will receive proportionate shares of the net proceeds from the offering of the notes that are used to purchase the 2012 Notes that are tendered and accepted for purchase by the Company in the tender offer.

Registration Rights Agreement

In connection with the completion of the offering of the notes, the Company and the Guarantors entered into a registration rights agreement, dated as of November 12, 2010, with the initial purchasers of the notes.  The registration rights agreement requires the Company and the Guarantors to:  (i) file with the Securities and Exchange Commission a registration statement within 120 days after the issue date of the notes enabling holders to exchange the notes for publicly registered notes with identical terms; (ii) use their commercially reasonable efforts to cause such registration statement to become effective under the Securities Act within 210 days after the issue date of the notes; (iii) use their commercially reasonable efforts to complete the exchange offer within 240 days after the issue date of the notes; and (iv) use their commercially reasonable efforts to file a shelf registration statement for the resale of the notes if they cannot complete an exchange offer within the time periods listed above and in certain other circumstances.

If the Company and the Guarantors do not comply with the foregoing registration obligations, the Company will be required to pay liquidated damages to the holders of the notes in the form of higher interest rates.  Upon the occurrence of a registration default, the interest rate of the notes will be increased by 0.25% per annum and will continue to increase by 0.25% per annum at the end of each 90-day period that the registration default remains uncured, up to a maximum of 1.00% per annum.  After the Company cures the registration default, the accrual of liquidated damages will stop and the interest rate of the notes will revert to its original rate.

The above descriptions of the notes, the guarantees of the notes, the indenture and the registration rights agreement do not purport to be complete descriptions of the parties’ rights and obligations under the indenture or the registration rights agreement.  The above descriptions are qualified in their entirety by reference to the indenture and the registration rights agreement, copies of which are attached to this Current Report on Form 8-K as Exhibit 4.1 and Exhibit 4.2, respectively, and are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01   Other Events.

On November 12, 2010, the Company issued a press release announcing the expiration and final results of its previously announced cash tender offer for any and all of its outstanding 2012 Notes.  As of 11:59 p.m., New York City time, on November 10, 2010, the expiration time for the tender offer, approximately $158.6 million of the 2012 Notes were validly tendered and not validly withdrawn.  The Company accepted for purchase all of the 2012 Notes tendered for payment.

The press release also announced the closing of the Company’s private placement of $200 million aggregate principal amount of 8.625% Senior Notes due 2018 to the initial purchasers.

A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01                      Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Document
4.1	Indenture, dated as of November 12, 2010, by and among M/I Homes, Inc., the guarantors named therein and U.S. Bank National Association, as trustee.
4.2	Registration Rights Agreement, dated as of November 12, 2010, by and among M/I Homes, Inc., the guarantors named therein and the initial purchasers named therein.
99.1	Press release dated November 12, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 12, 2010

M/I Homes, Inc.

By:	/s/Ann Marie W. Hunker
Ann Marie W. Hunker
Vice President, Controller
and Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit No.	Description of Document
4.1	Indenture, dated as of November 12, 2010, by and among M/I Homes, Inc., the guarantors named therein and U.S. Bank National Association, as trustee.
4.2	Registration Rights Agreement, dated as of November 12, 2010, by and among M/I Homes, Inc., the guarantors named therein and the initial purchasers named therein.
99.1	Press release dated November 12, 2010.